Exhibit 12
RATIOS OF EARNINGS TO FIXED CHARGES
Computation of ratio of earnings to fixed charges
Computation of pro forma ratio of earnings to fixed charges
(amounts in millions of euros, except ratio and amount of deficiency)

ALCATEL HISTORICAL BASIS	U.S. GAAP
	June 30, 2006	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Earnings:
Income from continuing operations before income taxes, minority interests and share in equity affiliates	315	976	664	(1,600)	(8,666)	(5,847)
Less : — interests capitalized during the period	—	—	—	—	—	—
Less : minority interests in pretax income of subsidiaries that have not incurred fixed charges	(28)	(37)	(58)	(37)	(42)	(43)
Fixed charges	112	286	269	1,037	2,046	2,206
Distributed income of equity investees	14	15	20	13	81	72

Total earnings — A	413	1,240	895	(587)	(6,581)	(3,612)
Fixed charges:
Interests expensed including capitalized interests	97	243	235	993	1,993	2,186
Estimate of interest within rental expense	15	43	34	44	53	20

Total fixed charges — B	112	286	269	1,037	2,046	2,206
Ratio — A / B	3.69	4.34	3.33	(0.57)	(3.22)	(1.64)

Amount of the deficiency in million of euros				1,624	8,627	5,818
Amount of the deficiency in million of USD (translated solely for convenience at the noon buying rate of €1.00 = $1.1842 on December 31, 2005)				1,923	10,216	6,889

ALCATEL HISTORICAL BASIS	IFRS
	June 30, 2006	December 31, 2005	December 31, 2004
Earnings:
Income from continuing operations before income taxes, minority interests and share in equity affiliates	355	1,089	600
Less : — interests capitalized during the period	—	—	—
Less : minority interests in pretax income of subsidiaries that have not incurred fixed charges	(28)	(37)	(58)
Fixed charges	124	265	263
Distributed income of equity investees	14	15	20

Total earnings — A	465	1,332	825
Fixed charges:
Interests expensed including capitalized interests	107	218	226
Estimate of interest within rental expense	16	47	37

Total fixed charges — B	124	265	263
Ratio — A / B	3.75	5.03	3.14

COMBINED PRO FORMA

	U.S. GAAP
	Combined
	June 30, 2006	December 31, 2005
Earnings:
Income from continuing operations before income taxes, minority interests, share in equity affiliates and non recurring items affiliates and non recurring items	455	903
Less : — interests capitalized during the period	(2)	—
— minority interests in pretax income of subsidiaries that have not incurred fixed charges	(28)	(34)
Fixed charges	262	604
Distributed income of equity investees	14	15

Total earnings — A	701	1,488

Fixed charges:
Interests expensed including capitalized interests	230	512
Estimate of interest within rental expense	32	92

Total fixed charges — B	262	604

Ratio — A / B	2.68	2.46

	IFRS
	Combined
	June 30, 2006	December 31, 2005
Earnings:
Income from continuing operations before income taxes, minority interests, share in equity affiliates and non recurring items affiliates and non recurring items	458	1,017
Less : — interests capitalized during the period	(2)	—
— minority interests in pretax income of subsidiaries that have not incurred fixed charges	(28)	(34)
Fixed charges	281	597
Distributed income of equity investees	14	15

Total earnings — A	723	1,595

Fixed charges:
Interests expensed including capitalized interests	247	501
Estimate of interest within rental expense	34	96

Total fixed charges — B	281	597

Ratio — A / B	2.57	2.67